Exhibit 99.j

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use in this Registration Statement of our audit reports for each Fund and all references to our firm included in or made a part of this Registration Statement.


/s/ McCurdy & Associates CPA's, Inc.

Westlake, Ohio
October 18, 2002